May 23, 2000




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Commissioners:

We have read the statements made by North
American Government Bond Fund, Inc. (the
Fund) (copy attached), which we understand will be filed with the Commission, pursuant to Items 77K and 102J of Form N-SAR, as part of the Fund's Form N-SAR report dated
March 31, 2000.  We agree with the
statements concerning our Firm in such
Form N-SAR.

Very truly yours,

PricewaterhouseCoopers LLP